Exhibit 10.30

Lease Agreement

(English Summary)

Date of Signing	March 7, 2007
Lease Parties	Hangzhou Shengming as lessee and Xiang He Qiao Village as lessor.
Lease Address	Formerly Yuan Xiang Li Ancillary Machinery Factory, Xiang He Qiao Village, He Shang Town
Lease Area	3,328.18 sqm (including the construction area of 850 sqm)
Term	15 years, from March 1, 2007 to Feb 28, 2022
Rent	RMB 50,000 per annual, payable at the end of March in each calendar year
Termination

During the term of the Agreement, if lessee terminate the lease agreement, the lessor shall have the right to decide if this Agreement will be continued or terminated. In this circumstance, if lessor decides to terminate the Agreement, lessor shall notify lessee in writing. Lessee shall make sure the validity of its mailing address and notify lessor of any change of mailing address in writing, otherwise, when lessor sends the notice to lessee’s designated mailing address, the return date of the mail shall be deemed as the notice date.